Exhibit 99.1

Nasdaq Confirms Coldwater Creek Has Cured Filing Deficiency

SANDPOINT, Idaho, June 27, 2006 /PRNewswire-FirstCall/ — Coldwater Creek Inc. (Nasdaq: CWTR) (the “Company”) announced that it has received notice from the Nasdaq Stock Market that the filing delinquency in connection with its Form 10-Q for the quarter ended April 29, 2006 (the “Form 10-Q”) has been cured and the hearing the Company requested has been cancelled.

As previously reported, the Company received a notice from Nasdaq on June 14, 2006 regarding a potential delisting of its common stock due to non-compliance with Nasdaq Marketplace Rule 4310(c)(14) relating to the Company’s incomplete Form 10-Q. Specifically, Nasdaq cited the inability of the Company’s independent registered public accounting firm to complete its review of the financial information included in the Form 10-Q due to the Company’s pending restatement of certain historical financial information and the resulting omission of the officer certifications required by Section 906 of the Sarbanes-Oxley Act of 2002.

The Company requested and was granted a hearing with the Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq National Market. On June 21, 2006, the Company filed a Form 10-Q/A with the Securities and Exchange Commission amending the Form 10-Q to include the omitted information, which cured the filing delinquency and led to the Nasdaq notice cancelling the hearing.

About Coldwater Creek

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at http://www.coldwatercreek.com and direct-mail catalogs.

Contact:
COLDWATER CREEK INC.
David Gunter
Divisional Vice President of Corporate Communications & Investor Relations
208-263-2266